Exhibit 99.1

Newmont Closes Sustainability-Linked Senior Notes
Offering of $1 Billion at 2.600%

DENVER, December 20, 2021 — Newmont Corporation (NYSE: NEM, TSX: NGT) (“Newmont” or the “Company”) announced today that it has received aggregate net proceeds of approximately $992 million, after deducting underwriting discounts (before expenses), upon the closing of its registered public offering of $1 billion aggregate principal amount of 2.600% Sustainability-Linked Senior Notes due 2032.

Newmont is the first in the mining industry to issue a sustainability-linked bond, representing a further step in aligning its financing strategy with environmental, social and governance (ESG) commitments.

“The successful execution of our sustainability-linked note demonstrates bondholder confidence in our ability to maintain financial strength and deliver long-term value to all of our stakeholders,” said Newmont President and CEO Tom Palmer. “This offering further aligns our financial and ESG performance, linking our commitments to climate change and gender parity. Our long history of taking a leading approach to ESG practices has positioned Newmont as the gold sector’s recognized sustainability leader and we continue to challenge ourselves and the industry through our commitment to sustainable and responsible mining."

The Notes are senior unsecured obligations of the Company and rank equally with the Company’s existing and future unsecured senior debt and senior to the Company’s future subordinated debt. The Notes are guaranteed on a senior unsecured basis by the Company’s subsidiary, Newmont USA Limited.

The coupon of the Notes is linked to Newmont’s performance against key ESG commitments regarding 2030 emissions reduction targets and the representation of women in senior leadership roles target. Earlier this year, Newmont entered into a $3.0 billion sustainability-linked revolving credit facility, also one of the first in the industry.

The interest rate payable on the Notes will be increased if the Company fails to reach the stated targets by 2030. Newmont published a Sustainability-Linked Bond Framework and obtained a second party opinion on the framework from ISS ESG.

The Company intends to use the net proceeds of this offering for the repurchase of (i) the Company’s outstanding 3.700% Notes due 2023, and (ii) outstanding 3.700% Notes due 2023 issued by the Company’s wholly owned subsidiary, Goldcorp Inc., for up to certain aggregate maximum principal tender amounts specified in a related offer to purchase, which are accepted for purchase, and any remaining portion for working capital and other general corporate purposes. The Company redeemed all of the Company’s outstanding 2022 Notes on December 15, 2021.

BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC acted as joint book-running managers for the offering and Credit Suisse Securities (USA) LLC also acted as sustainability-linked bond structuring advisor for the offering.

This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or base prospectus.

Copies of the prospectus supplement and accompanying base prospectus together meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from BMO Capital Markets Corp. by calling toll-free at (866) 864-7760, Credit Suisse Securities (USA) LLC by calling toll-free at 1-800-221-1037, Goldman Sachs & Co. LLC by calling toll-free at (866) 471-2526, or J.P. Morgan Securities LLC by calling collect at (212) 834-4533. An electronic copy may also be obtained at www.sec.gov.

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About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925. At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining.

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Newmont Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Newmont Investor Contact
Daniel Horton
303.837.5468
daniel.horton@newmont.com

Legal Cautionary Statement:

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to (i) future issuance of securities and the terms thereof, including any guarantee thereof, (ii) the use of proceeds of such sales, (iii) future performance against sustainability targets, and (iv) future reporting on such sustainability performance. Forward-looking statements may be accompanied by terminology such as “will” or comparable terminology. Forward-looking statements provide the Company’s current expectations about future events, but these statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions difficult to predict or beyond our control. Investors should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as well as the Company’s registration statement on Form S-3ASR (No. 333-258097) relating to the issuance of the Notes described herein, under the heading “Risk Factors”, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website or www.newmont.com, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement”, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

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